Exhibit d 14 a

MAINSTAY VP FUNDS TRUST

FORM OF AMENDMENT TO THE SUBADVISORY AGREEMENT

This Amendment to the Subadvisory Agreement, made as of the 1st day of May, 2017 (the “Amendment”), between New York Life Investment Management LLC, a Delaware limited liability company (the “Manager”), and Candriam Belgium, a share company organized under the laws of the Kingdom of Belgium (the “Subadvisor”).

WHEREAS, the parties hereto have entered into a Subadvisory Agreement dated as of January 13, 2015 (the “Agreement”); and

WHEREAS, the parties hereby wish to amend Schedule A of the Agreement to reflect a revised subadvisory fee for the MainStay VP Emerging Markets Equity Portfolio.

NOW, THEREFORE, the parties agree as follows:

(i)	Effective May 1, 2017, Schedule A is hereby amended by deleting it in its entirety and replacing it with the Schedule attached hereto.

[The Remainder Of This Page Has Been Left Blank Intentionally.]

Exhibit d 14 a

IN WITNESS WHEREOF, the parties have caused this Amendment to be executed by their duly authorized officers and attested effective as of the date first written above.

NEW YORK LIFE INVESTMENT MANAGEMENT LLC

Attest:		By:
Name:	Thomas Lynch	Name:	Stephen P. Fisher
Title:	Director and Associate	Title:	President
General Counsel

CANDRIAM BELGIUM

Attest:		By:
Name:		Name:
Title:		Title:

Exhibit d 14 a

SCHEDULE A

(Effective as of May 1, 2017)

As compensation for services provided by Subadvisor the Manager will pay the Subadvisor and Subadvisor agrees to accept as full compensation for all services rendered hereunder, at an annual subadvisory fee equal to the following:

PORTFOLIO NAME	ANNUAL RATE**
MainStay VP Emerging Markets Equity Portfolio (portfolio portion)*	0.525% up to $1 billion; and 0.5125% in excess of $1 billion

The portion of the fee based upon the average daily net assets of the respective Fund shall be accrued daily at the rate of 1/(number of days in calendar year) of the annual rate applied to the daily net assets of the Fund.

* For certain Portfolios, the Manager may agree to waive a portion of each Portfolio’s management fee or reimburse the expenses of the appropriate class of the Portfolio so that the class’ total ordinary operating expenses do not exceed certain amounts. These waivers or reimbursements may be changed with Board approval. To the extent the Manager agrees to waive its management fee or reimburse expenses, Candriam Belgium, as Subadvisor for these Portfolios, has voluntarily agreed to waive or reimburse its fee proportionately.

** The annual rate is based on the percentage that the Allocated Assets constitutes of the Portfolio’s total average daily net assets.

Payment will be made to the Subadvisor on a monthly basis.